 As filed with the Securities and Exchange Commission on February 16, 2000

                                                 Registration No. 333-96099
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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                --------------

                            Amendment No. 1 to
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                --------------
                                 CCBN.COM, INC.
             (Exact name of registrant as specified in its charter)

         Delaware                    7375                   04-3468317
     (State or other     (Primary Standard Industrial    (I.R.S. Employer
     jurisdiction of     Classification Code Number)   Identification No.)
     incorporation or
      organization)

                                --------------
                              200 Portland Street
                          Boston, Massachusetts 02114
                                 (617) 850-7900
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                --------------
                               Jeffrey P. Parker
               Chairman of the Board and Chief Executive Officer
                              200 Portland Street
                          Boston, Massachusetts 02114
                                 (617) 850-7900
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                --------------
                                   Copies to:
         Paul P. Brountas, Esq.                 Stephen A. Riddick, Esq.
          Peter B. Tarr, Esq.               Brobeck, Phleger & Harrison LLP
           Hale and Dorr LLP                    701 Pennsylvania Avenue
            60 State Street                       Washington, DC 20004
      Boston, Massachusetts 02109              Telephone: (202) 220-6000
       Telephone: (617) 526-6000                Telecopy: (202) 220-5200
        Telecopy: (617) 526-5000

                                --------------
        Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.

                                --------------
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [X]

                                --------------
  The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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


                             EXPLANATORY NOTE

   This Amendment No. 1 to the Registrant's Registration Statement on Form S-1 (Commission File No. 333-96099) is being filed solely for the purpose of filing Exhibits 3.1, 10.5, 10.6, 10.7 and 10.8 thereto.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

   The following table sets forth the various expenses, all of which will be borne by us, in connection with the sale and distribution of the securities being registered, other than the underwriting discounts and commissions. All amounts shown are estimates except for the Securities and Exchange Commission registration fee and the NASD filing fee.

     SEC registration fee.............................................  $15,180
     NASD filing fee..................................................    6,250
     Nasdaq National Market listing fee...............................        *
     Blue Sky fees and expenses.......................................        *
     Transfer Agent and Registrar fees................................        *
     Accounting fees and expenses.....................................        *
     Legal fees and expenses..........................................        *
     Director and Officer Liability Insurance.........................        *
     Printing and mailing expenses....................................        *
     Miscellaneous....................................................        *
                                                                        -------
       Total..........................................................  $     *
                                                                        =======

--------
* To be filed by amendment.

Item 14. Indemnification of Directors and Officers

   Article EIGHTH of our amended and restated certificate of incorporation to be effective upon the closing of this offering provides that none of our directors shall be personally liable for any monetary damages for any breach of fiduciary duty as a director, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breach of fiduciary duty.

   Article NINTH of our amended and restated certificate of incorporation provides that our directors and officers (a) shall be indemnified by us against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any litigation or other legal proceeding (other than an action by or in our right) brought against him by virtue of his position as our director or officer if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful and (b) shall be indemnified by us against all expenses (including attorneys' fees) and amounts paid in settlement incurred in connection with any action by or in our right brought against him by virtue of his position as our director or officer if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, he is required to be indemnified by us against all expenses (including attorneys' fees) incurred in connection therewith. Expenses shall be advanced to a director or officer at his request, provided that he undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses.

   Indemnification is required to be made unless we determine that the applicable standard of conduct required for indemnification has not been met. In the event of a determination by us that the director or officer did not meet the applicable standard of conduct required for indemnification, or if we fail to make an indemnification payment within 60 days after such payment is claimed by such person, such person is permitted to petition the court to make an independent determination as to whether such person is entitled to indemnification. As a condition precedent to the right of indemnification, the director or officer must give us notice of the action for which indemnity is sought and we have the right to participate in such action or assume the defense thereof.

   Article NINTH of our amended and restated certificate of incorporation further provides that the indemnification provided therein is not exclusive, and provides that in the event that the Delaware General Corporation Law is amended to expand the indemnification permitted to directors or officers we must indemnify those persons to the fullest extent permitted by such law as so amended.

   Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

   Under section   of the underwriting agreement between us and the
underwriters, the underwriters are obligated, under certain circumstances, to indemnify our directors and officers against certain liabilities, including liabilities under the Securities Act.

Item 15. Recent Sales of Unregistered Securities

   Set forth in chronological order is information regarding securities issued by us since August 1997. Further included is the consideration, if any, received by us for such securities and information relating to the section of the Securities Act or rule of the Securities and Exchange Commission under which exemption from registration was claimed. For purposes of this Item 15, common units and shares of our common stock do not reflect the three-for-one
split effected on       , 2000.

   The securities issued in the following transactions were either (i) offered and sold in reliance upon exemptions from Securities Act registration set forth in Sections 3(b) and 4(2) of the Securities Act, or any regulations promulgated thereunder, relating to sales by an issuer not involving any public offering, or (ii) in the case of certain options to purchase shares of Series A common stock and shares of Series A common stock issued upon the exercise of such options, such offers and sales were made in reliance upon an exemption from registration under Rule 701 of the Securities Act. No underwriters were involved in these sales of securities.

(a) Issuances of Capital Stock

   In August 1997, we issued and sold 1,252,600 common units to common member founders and employees for an aggregate price of $1,253.

   In October 1997, we issued and sold 187,500 common units to preferred members in a private financing for an aggregate price of $1,500,000.

   In November 1997, we issued and sold 25,100 common units to common member employees for an aggregate price of $25.10.

   In March 1998, we issued and sold 114,681 common units to preferred members in a private financing for an aggregate price of $1,146,810.

   In May 1998, we issued and sold 47,450 common units to common member employees for an aggregate price of $47.45.

   In August 1998, we issued and sold 34,600 common units to common member employees for an aggregate price of $34.60.

   In October 1998, we issued and sold 73,050 common units to common member employees for an aggregate price of $73.05.

   In November 1998, we issued and sold 13,848 common units to preferred members in a private financing for an aggregate price of $208,274.

   In January 1999, we issued and sold 10,500 common units to common member employees for an aggregate price of $10.50.

   In March 1999, we issued 32,912 common units to a preferred member as satisfaction in full of certain demand promissory notes having an aggregate value of $850,000.

   In April 1999, we merged CCBN.COM, LLC, a Massachusetts limited liability company with and into CCBN.COM, Inc., a Delaware corporation. At the time of merger, in exchange for an aggregate of 1,781,741 common units of the LLC, we issued an aggregate of 4,298,400 shares of our common stock and 1,040,133 shares of our convertible preferred stock of the corporation in the following manner:

  . we issued a total of 3,757,800 shares of Series A common stock in exchange for a total of 1,252,600 common units held by common members;

  . we issued a total of 75,300 shares of Series B common stock in exchange for a total of 25,100 common units held by common members;

  . we issued a total of 142,350 shares of Series C common stock in exchange for a total of 47,450 common units held by common members;

  . we issued a total of 103,800 shares of Series D common stock in exchange for a total of 34,600 common units held by common members;

  . we issued a total of 219,150 shares of Series E common stock in exchange for a total of 73,050 common units held by common members;

  . we issued a total of 562,500 shares of Series A convertible preferred stock in exchange for a total of 187,500 common units held by preferred members;

  . we issued a total of 344,043 shares of Series B convertible preferred stock in exchange for a total of 114,681 common units held by preferred members;

  . we issued a total of 41,544 shares of Series C convertible preferred stock in exchange for a total of 13,848 common units held by preferred members; and

  . we issued a total of 92,096 shares of Series D convertible preferred stock in exchange for a total of 32,912 common units held by preferred members.

   On June 9, 1999, we issued and sold 617,924 shares of Series D convertible preferred stock in a private financing for an aggregate purchase price of $5,818,996.

   In December, 1999, we issued and sold 207,980 shares of Series E convertible preferred stock in a private financing for an aggregate purchase price of $3,348,478.

   (b) Certain Grants and Exercises of Stock Options. As of December 31, 1999, options to purchase 856,867 shares of Series A common stock were outstanding under our 1999 Incentive and Non-Statutory Stock Option Plan. 900 options to purchase shares of Series A common stock have been exercised under the 1999 plan.


Item 16. Exhibits and Financial Statement Schedules

(a)Exhibits

 Exhibit No.                             Description
 -----------                             -----------
   1.1*      Form of Underwriting Agreement
   3.1       Second Amended and Restated Certificate of Incorporation of
             CCBN.COM, Inc., as currently in effect
   3.2**     By-laws of CCBN.COM, as currently in effect
   4.1*      Specimen Certificate for shares of Series A common stock of
             CCBN.COM
   5.1*      Opinion of Hale and Dorr LLP
  10.1**     1999 Incentive and Non-Statutory Stock Option Plan
  10.2**     1999 Incentive and Non-Statutory Stock Option Plan Form of Notice
             of Grant of Non-Statutory Stock Option
  10.3**     1999 Incentive and Non-Statutory Stock Option Plan Form of Notice
             of Grant of Incentive Stock Option
  10.4**     Stock Purchase Agreement, dated June 9, 1999, by and among
             CCBN.COM and certain stockholders
  10.5+      Interactive Services Agreement between CCBN.COM and America
             Online, Inc., dated December 23, 1999
  10.6       Stock Purchase Agreement, dated December 23, 1999, by and among
             CCBN.COM, Thomson Information Services, Inc. and America Online,
             Inc.
  10.7       Amended and Restated Registration Rights Agreement, dated December
             23, 1999, by and among CCBN.COM, Thomson Information Services,
             Inc. and AOL and certain other stockholders
  10.8+      Stock Subscription Warrant issued to America Online, Inc., dated
             December 23, 1999
  10.9**     Assignment of Leasehold Estate by Invention Machine Corporation in
             favor of CCBN.COM, dated August 13, 1999
  10.10**    2000 Outside Director Stock Option Plan

 Exhibit No.                        Description
 -----------                        -----------
  10.11**    2000 Employee Stock Purchase Plan
  23.1**     Consent of PricewaterhouseCoopers LLP
  23.2       Consent of PricewaterhouseCoopers LLP
  23.3*      Consent of Hale and Dorr LLP (included in Exhibit 5.1)
  24.1**     Powers of Attorney (included on the signature page of the
             registration statement)
  27.1**     Financial Data Schedule

--------
*  To be filed by amendment.

** Previously filed.

+ Confidential treatment requested as to certain portions, which portions are omitted and filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Request.

(b) Financial Statement Schedules

   Schedule II Valuation and Qualifying Accounts

   All other schedules have been omitted because they are not required or because the required information is provided in our Financial Statements or Notes thereto.

Item 17. Undertakings

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and persons who control us pursuant to the provisions of our amended and restated certificate of incorporation and the laws of the State of Delaware, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of us in the successful defense of any action, suit or proceeding) is asserted by a director, officer or person who controls us in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   We hereby undertake to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

   We hereby undertake that:

  (1) For purposes of determining any liability under the Securities Act, the information omitted form the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by us pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Boston, Massachusetts, on this 16th day of February, 2000.

                                          CCBN.COM, Inc.

                                          By:  /s/ Jeffrey P. Parker
                                             ----------------------------------
                                             Jeffrey P. Parker
                                             Chairman and Chief Executive
                                              Officer

                        POWER OF ATTORNEY AND SIGNATURES

   We, the undersigned officers and directors of CCBN.COM, Inc., hereby severally constitute and appoint Jeffrey P. Parker and Robert I. Adler, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-1 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement, and any subsequent Registration Statement for the same offering which may be filed under Rule 462(b), and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable CCBN.COM, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto or to any subsequent Registration Statement for the same offering which may be filed under Rule 462(b).

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

 Signature                     Title                         Date
 ---------                     -----                         ----

 /s/ Jeffrey P. Parker         Chairman of the Board of      February 16,
 ----------------------------  Directors and                 2000
 Jeffrey P. Parker             Chief Executive Officer

              *                                              February 16,
 ----------------------------  President and Director        2000
 Robert I. Adler

              *                Vice President, Finance and   February 16,
 ----------------------------  Administration                2000
 Paul M. Prescott              Chief Accounting Officer

              *                                              February 16,
 ----------------------------  Director                      2000
 Keith B. Jarrett

              *                                              February 16,
 ----------------------------  Director                      2000
 Robert C. McCormack

              *                                              February 16,
 ----------------------------  Director                      2000
 Richard E. Hanlon

              *                                              February 16,
 ----------------------------  Director                      2000
 Robert C. Shenk, Jr.

*By: /s/ Jeffrey P.
 Parker
  ----------------------

    Jeffrey P. Parker

  Attorney-In-Fact

                                 EXHIBIT INDEX

 Exhibit No.                             Description
 -----------                             -----------
   1.1*      Form of Underwriting Agreement
   3.1       Second Amended and Restated Certificate of Incorporation of
             CCBN.COM, Inc., as currently in effect
   3.2**     By-laws of CCBN.COM, as currently in effect
   4.1*      Specimen Certificate for shares of Series A Common Stock of
             CCBN.COM
   5.1*      Opinion of Hale and Dorr LLP
  10.1**     1999 Incentive and Non-Statutory Stock Option Plan
  10.2**     1999 Incentive and Non-Statutory Stock Option Plan Form of Notice
             of Grant of Non-Statutory Stock Option
  10.3**     1999 Incentive and Non-Statutory Stock Option Plan Form of Notice
             of Grant of Incentive Stock Option
  10.4**     Stock Purchase Agreement, dated June 9, 1999, by and among
             CCBN.COM and certain stockholders
  10.5+      Interactive Services Agreement between CCBN.COM and AOL, dated
             December 23, 1999
  10.6       Stock Purchase Agreement, dated December 23, 1999, by and among
             CCBN.COM, Thomson Information Services, Inc. and America Online,
             Inc.
  10.7       Amended and Restated Registration Rights Agreement, dated December
             23, 1999, by and among CCBN.COM, Thomson Information Services,
             Inc. and AOL and certain other stockholders
  10.8+      Stock Subscription Warrant issued to AOL, dated December 23, 1999
  10.9**     Assignment of Leasehold Estate by Invention Machine Corporation in
             favor of CCBN.COM, dated August 13, 1999
  10.10**    2000 Outside Director Stock Option Plan
  10.11**    2000 Employee Stock Purchase Plan
  23.1**     Consent of PricewaterhouseCoopers LLP
  23.2       Consent of PricewaterhouseCoopers LLP
  23.3*      Consent of Hale and Dorr LLP (included in Exhibit 5.1)
  24.1**     Powers of Attorney (included on the signature page of the
             registration statement)
  27.1**     Financial Data Schedule

--------
*  To be filed by amendment.

** Previously filed.

+ Confidential treatment requested as to certain portions, which portions are omitted and filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Request.